Remote Monitoring and Control (IoT) Services Provider Acorn

Reports Q1 Results; Hosts Investor Call Today at 4:30 pm ET

Wilmington, DE – May 15, 2017 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of machine-to-machine, Internet of Things (IoT) remote monitoring and control systems and services, announced results for its first quarter ended March 31, 2017. Acorn will host a conference call to review its results today at 4:30 p.m. ET and an audio replay will be available thereafter (details below).

First Quarter 2017 Operating Highlights

●	Acorn’s OmniMetrix remote monitoring and control business grew revenue 30% to $1.1 million and gross profit rose 44% compared to the first quarter of 2016.

●	Acorn’s DSIT equity investment sonar unit grew revenues 4% to $4.1 million compared to the first quarter of 2016. Acorn continues to pursue monetizing its DSIT investment.

Jan Loeb, President and CEO of Acorn, commented, “Acorn continued to focus on scaling its OmniMetrix remote monitoring and control business during the first quarter. We are excited to see OmniMetrix achieve significant growth and improved bottom-line performance in the first quarter of 2017, with 30% revenue growth and gross margins increasing to 56% from 51% in the year-ago period.

“We are seeking to monetize our interest in DSIT in order to enhance our financial position and have dialogues in early stages. We also continue to pursue acquisition opportunities in the monitoring and control space that could accelerate our growth and bottom line improvement. We remain optimistic about the growth opportunities for our OmniMetrix business during 2017, as well as the potential to secure significant growth capital through the sale of DSIT.”

Acorn’s Financial Results

Acorn sold nearly 50% of its interest in DSIT Solutions, Ltd. to Rafael Advanced Defense Systems, Ltd. in April 2016. As a result, Acorn no longer consolidates DSIT’s results, but reports its DSIT investment using the equity method. Accordingly, Acorn’s first quarter 2017 consolidated financial results are not directly comparable to the prior-year period, however the business unit discussions below do provide meaningful comparisons.

Acorn’s first quarter 2017 revenue was $1.1 million, compared to $4.8 million in the first quarter of 2016, reflecting the deconsolidation of DSIT. DSIT contributed revenue of $3.9 million in the first quarter of 2016.

Acorn’s first quarter 2017 net loss attributable to shareholders narrowed to $220,000, or $0.01 per share, compared to a net loss of $3.0 million, or $0.11 per share, in the first quarter of 2016. The improved bottom line was the result of the shuttering of Acorn’s GridSense operations in mid-2016, reduced corporate G&A expense and improved results at OmniMetrix.

OmniMetrix

OmniMetrix’s first quarter 2017 revenue rose 30% to $1,096,000, compared to $841,000 in the first quarter of 2016, driven by increased hardware revenue from growing hardware sales and increased monitoring revenue from a greater number of units being monitored. First quarter 2017 revenue also represented an increase of 5% over the fourth quarter of 2016.

Revenue from the sale of hardware increased 39% to $554,000, while monitoring revenue improved 23% to $542,000, in the first quarter of 2017 versus the comparable 2016 period. Although the first quarter is seasonally the slowest quarter, recognition of hardware revenue benefited from orders placed in December 2016.

Gross profit grew 44% to $614,000 in the first quarter of 2017, reflecting a gross margin of 56%, a significant increase from first quarter 2016 gross profit of $425,000 and gross margin of 51%. The higher margin is attributable to a combination of scale (higher revenues), management’s efforts to shift the sales mix to higher margin products and an increase in monitoring revenue margins to 86% from 83% in the first quarter of 2016.

OmniMetrix recorded $718,000 of SG&A costs during the first quarter of 2017, reflecting a 20% increase over first quarter 2016. The higher SG&A costs are primarily attributable to increased sales and marketing initiatives, which included expanding lead generation efforts and improving its website as well as higher payroll costs from increased employee headcount.

With higher revenue and gross profit, OmniMetrix’s first quarter 2017 operating loss was reduced to $196,000 from $248,000 in first quarter 2016.

OmniMetrix is beta testing a new product design for Power Generation monitoring. The new design is expected to be more effective and efficient, to support continued revenue and gross profit growth and to trim operating losses.

DSIT Solutions

DSIT’s first quarter 2017 revenue grew 4% to $4.1 million versus first quarter 2016, due primarily to revenue recognized from the $7.1 million Blackfish Hull Mounted Sonar systems contract secured in June 2016.

First quarter gross profit grew to $1.3 million compared to $1.2 million in the first quarter of 2016, reflecting both increased revenue and an increase in gross margin to 32% from 31%. The gross margin increase was due to improved margins in historically lower-margin non-Naval projects.

Liquidity and Capital Resources

As of March 31, 2017, Acorn had net working capital of $4.3 million ($5.1 million in continuing operations). Working capital in continuing operations includes $633,000 of cash and cash equivalents and $579,000 of escrow deposits related to the April 2016 DSIT transaction. Net cash increased by $434,000 during the first quarter, of which $364,000 was used in operating activities ($357,000 in continuing operations) and $798,000 was provided from financing activities.

In February 2017, Acorn secured $900,000 in cash pursuant to $1.9 million of loan commitments provided by certain members of Acorn’s Board. Under that agreement, a director has agreed to loan up to an additional $1.0 million to Acorn on or after July 7, 2017.

Conference Call Details

Date/Time:	Monday, May 15th at 4:30 p.m. ET
Dial-in Number:	844-834-0644 or 412-317-5190 Int’l
Online Replay/Transcript:	The call audio file and transcript will be posted to the Investor Relations section of Acorn’s website when available.

Note: Questions can be emailed to acfn@catalyst-ir.com before or after the conference call.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for stand-by generators, gas pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 19 years of experience and thousands of monitored assets. Acorn has an 80% equity stake in OmniMetrix and consolidates its assets, liabilities and results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for defense, HLS, energy and commercial markets. DSIT employs a world-class multi-disciplinary professional team skilled in the latest sonar and real-time technologies. Products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT that it accounts for under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties, which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contacts:

William Jones, 267-987-2082

Helen Sun, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2017	2016

Revenue	$1,096	$4,761
Cost of sales	482	3,130
Gross profit	614	1,631
Operating expenses:
Research and development expenses, net of credits	92	365
Selling, general and administrative expenses	859	2,625
Total operating expenses	951	2,990
Operating loss	(337)	(1,359)
Finance expense, net	(34)	(273)
Loss before income taxes	(371)	(1,632)
Income tax expense	--	(8)
Net loss after income taxes	(371)	(1,640)
Share of income in DSIT	36	--
Loss before discontinued operations	(335)	(1,640)
Income (loss) from discontinued operations, net of income taxes	65	(1,386)
Net loss	(270)	(3,026)
Non-controlling interest share of net loss – continuing operations	50	51
Net loss attributable to Acorn Energy, Inc. shareholders	$(220)	$(2,975)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.01)	$(0.06)
Discontinued operations	0.00	(0.05)
Total attributable to Acorn Energy, Inc. shareholders	$(0.01)	$(0.11)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	29,335	27,325

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$663	$222
Escrow deposit	579	579
Accounts receivable, net of provisions for doubtful accounts of $11 at March 31, 2017 and December 31, 2016	654	1,005
Inventory, net	188	202
Other current assets	897	932
Investment in DSIT	5,694	5,658
Current assets – discontinued operations	112	119
Total current assets	8,787	8,717
Property and equipment, net	194	214
Other assets	319	309
Total assets	$9,300	$9,240
LIABILITIES AND EQUITY
Current liabilities:
Short-term credit	$274	$376
Accounts payable	375	708
Accrued payroll, payroll taxes and social benefits	193	327
Deferred revenue	2,143	2,149
Other current liabilities	579	629
Current liabilities – discontinued operations	925	997
Total current liabilities	4,489	5,186
Non-current liabilities:
Due to Acorn directors	1,107	165
Due to DSIT	1,241	1,171
Other non-current liabilities	850	831
Total non-current liabilities	3,198	2,167
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,168,939 and 30,124,494 shares at March 31, 2017 and December 31, 2016, respectively	302	301
Additional paid-in capital	99,787	99,767
Warrants	1,600	1,600
Accumulated deficit	(97,266)	(97,046)
Treasury stock, at cost – 801,920 shares at March 31, 2017 and December 31, 2016	(3,036)	(3,036)
Accumulated other comprehensive loss	(254)	(254)
Total Acorn Energy, Inc. shareholders’ equity	1,133	1,332
Non-controlling interests	480	555
Total equity	1,613	1,887
Total liabilities and equity	$9,300	$9,240